                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     KANSAS CITY POWER AND LIGHT COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------
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xyz

                                                                  April 29, 1996

Dear Shareholder:

    In its continuing attempt to block the formation of a strong and formidable competitor, Western Resources is now attempting to solicit proxies against the merger of Kansas City Power & Light Company with UtiliCorp United Inc. Western's disruptive proxy contest, coupled with its highly conditional exchange offer, is driven solely by its own agenda, at your expense.

    IN CONTRAST, THE PROPOSED MERGER OF KCPL AND UTILICORP IS A STRATEGIC COMBINATION DESIGNED TO BUILD SUSTAINABLE VALUE FOR YOU BY ENHANCING GROWTH IN REVENUE AND INCOME IN A RAPIDLY CHANGING COMPETITIVE MARKETPLACE. YOU ARE STRONGLY URGED TO VOTE FOR OUR MERGER WITH UTILICORP BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY TODAY.

    In   seeking  to   distract  your  attention   from  the   benefits  of  the
KCPL/UtiliCorp merger, Western wants you to believe that it is making a superior financial offer.

                                DON'T BE FOOLED
               WESTERN IS NOT GUARANTEEING YOU $28 PER KCPL SHARE

    Western proposes to exchange each of your KCPL shares for a fractional share of its own common stock. They're telling you that the value of the transaction is $28 a share -- but that figure is speculative, based on a number of flawed assumptions and "strings" that Western has tied to its proposal.

Consider the following:

    - WESTERN'S PROPOSAL CONTAINS A "COLLAR," WALL STREET JARGON FOR A MECHANISM WHICH PLACES THE RISK OF ANY DECLINE IN WESTERN'S STOCK PRICE SQUARELY ON YOUR SHOULDERS. The collar also makes it impossible to figure out what the Western deal will be worth when -- and if -- it is ever completed.

    - WESTERN ADMITS ITS EXCHANGE OFFER MAY BE FULLY TAXABLE TO YOU AT THE FEDERAL LEVEL. In that case, its $28 a share promise would be history.

    - KANSAS REGULATORS ARE ABOUT TO HIT WESTERN WITH RATE REDUCTIONS THAT WILL HAVE A NEGATIVE EFFECT ON WESTERN'S REVENUES AND EARNINGS AND WILL NOT BE GOOD NEWS FOR ITS SHARE VALUE. While Western is trying to limit this reduction to $8.7 million, intervenors such as the Citizens' Utility Ratepayer Board have already said they will seek substantially more. Western is trying to delay any further action on rate reductions until AFTER you vote on the KCPL/UtiliCorp merger.

    - WESTERN'S PROPOSAL ASSUMES $500 MILLION OF "PHANTOM" COST SAVINGS. Western claims it can achieve $1 billion of cost savings from its merger with your company. However, less than a year ago, Western's same synergy experts arrived at savings of only $500 million. Is Western inflating its savings estimate in an attempt to support its stock price?

    - WESTERN'S ASSUMPTION THAT IT WILL BE ABLE TO KEEP 70 PERCENT OF COST SAVINGS IS FICTION. In other utility mergers, regulators have allowed companies to keep only 50 percent of cost savings. In fact, Western itself is under an order from Kansas regulatory officials to share savings on a "50/50" basis with ratepayers.

    IN STARK CONTRAST TO THE WESTERN PROPOSAL, THE SHARE-FOR-SHARE EXCHANGE IN THE MERGER OF KCPL AND UTILICORP IS FIXED, REGARDLESS OF FLUCTUATIONS IN KCPL'S OR UTILICORP'S STOCK PRICE. You will get full benefit of any price appreciation that occurs between now and consummation of the KCPL and UtiliCorp merger. Plus, our proposed combination doesn't depend on inflated cost savings estimates or overly optimistic assumptions about sharing of these cost savings.

           WESTERN'S DIVIDEND MAY BE SUBSTANTIALLY LESS THAN PROMISED

    Western's   promise  of  a   so-called  23%  dividend   increase  is  highly
questionable. Take a closer look:

    - WESTERN'S ABILITY TO MAINTAIN ITS CURRENT DIVIDEND WILL BE THREATENED IF WESTERN CAN'T ACHIEVE ITS FORECAST MERGER SAVINGS AND KEEP MOST OF THEM. Remember, Western's proposal is based on cost savings of more than twice Western's own estimates less than a year ago. It also assumes that regulators will allow it to keep a far greater percentage of these savings than is realistic.

    - WESTERN'S DIVIDEND WILL BE FURTHER THREATENED BY ADVERSE REGULATORY TREATMENT. Remember, Western is using its proposal as a delaying tactic to avoid what may be inevitable -- cuts in electric rates that will further reduce revenues and earnings.

    WESTERN CANNOT  SUPPORT THE  ALLEGED VALUE  OF ITS  MERGER PROPOSAL  WITHOUT
GROSSLY INFLATED ESTIMATES AND UNREALISTIC MERGER ASSUMPTIONS. Western is betting that it can fool you with a highly conditional promise of Western common stock with dubious value and a dividend that may not be sustainable. Western is hoping that its flawed assumptions and empty promises will get you to give up the tangible benefits and dividend safety of a KCPL/UtiliCorp merger.

             IT IS UNLIKELY WESTERN'S OFFER WILL EVER BE COMPLETED

    The fact is, there are a number of very significant hurdles Western would have to overcome before it could exchange a single share of KCPL stock. Here are just three of many:

1. AT LEAST 90 PERCENT OF KCPL'S OUTSTANDING SHARES MUST BE TENDERED TO WESTERN. Given the legitimate questions about the real value of Western's offer, is this realistic?

2. WESTERN MUST RECEIVE APPROVAL FROM ITS OWN SHAREHOLDERS. Once they understand that this deal could erode their investment in Western stock, is this realistic?

3. WESTERN'S PROPOSAL MUST SATISFY THE MISSOURI BUSINESS COMBINATION LAW, WHICH REQUIRES YOUR BOARD'S APPROVAL. Given the KCPL board's unanimous rejection of the Western proposal, is this realistic?

    REMEMBER, WESTERN HAS NO FIDUCIARY OBLIGATIONS TO YOU. In fact, Western is free to pursue its own personal and selfish agenda by any means available to it. Your board of directors and management believe you deserve better, which is what you will get through a strategic merger of equals with UtiliCorp.

    THE ELECTRIC UTILITY INDUSTRY IS FACING INTENSE COMPETITION IN A DEREGULATED MARKET. Prudently managed, forward-looking utilities must adapt to this fundamental change by developing effective long-term revenue and income growth strategies. The combined KCPL and UtiliCorp will be a growth company that can compete effectively in national and global markets with a new array of energy products and services. The new company will be uniquely positioned to meet the challenges of a deregulated marketplace for power.

    To us, and to your board, the choice is clear: KCPL/UtiliCorp.

                             YOUR VOTE IS IMPORTANT

    SINCE THE KCPL/UTILICORP MERGER REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF KCPL'S OUTSTANDING SHARES, THE VOTE OF EVERY SHAREHOLDER IS EXTREMELY SIGNIFICANT. A FAILURE TO VOTE IS THE SAME AS A VOTE AGAINST THE KCPL/UTILICORP MERGER. IN YOUR OWN BEST INTEREST, YOU ARE EARNESTLY REQUESTED TO VOTE FOR ADOPTION OF THIS MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

          THANK YOU.
                                           Sincerely,

                                           Drue Jennings
                                           Chairman of the Board, President and
                                           Chief Executive Officer

  FAILURE TO APPROVE THE KCPL/UTILICORP MERGER WILL LEAVE YOU WITH NOTHING BUT
                                EMPTY PROMISES.

                                   IMPORTANT

Please make sure your latest dated proxy is a WHITE card voting FOR the KCPL/ UtiliCorp merger (proposal #1). FAILURE TO RETURN A PROXY WILL HAVE THE SAME AFFECT AS A VOTE AGAINST THE MERGER. If you have any questions or need assistance in voting your KCPL shares, please call D. F. King & Co., Inc. at
(800) 714-3312 (toll-free).

                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                 (516) 556-2200
                               ------------------

                           PR0XY STATEMENT SUPPLEMENT

                             ---------------------

    This Proxy Statement Supplement is furnished by the Board of Directors of Kansas City Power & Light Company ("KCPL") in connection with KCPL's Annual Meeting of Shareholders scheduled to be held on May 22, 1996 and at any adjournment or postponement thereof. It amends and supplements, and should be read in conjunction with, the Joint Proxy Statement/Prospectus of KCPL and UtiliCorp United Inc. ("UCU"), dated April 4, 1996 (the "Joint Proxy Statement/Prospectus"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Joint Proxy Statement/Prospectus.

       THE BOARD OF DIRECTORS OF KCPL URGES YOU TO VOTE FOR THE PROPOSED MERGER WITH UTILICORP. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY.

                   RECENT DEVELOPMENTS -- WESTERN RESOURCES'
                         HIGHLY CONDITIONAL HOSTILE BID

    Set forth below is a description of certain significant developments.

    On April 14, 1996, Mr. A. Drue Jennings, Chairman of the Board, President and Chief Executive Officer of KCPL, received a telephone call from Mr. John E. Hayes, Jr., Chairman of the Board and Chief Executive Officer of Western Resources, Inc. ("Western Resources"), in which Mr. Hayes informed Mr. Jennings that he was delivering to Mr. Jennings an unsolicited proposal to the KCPL Board pursuant to which Western Resources would acquire all of the outstanding KCPL Common Stock in exchange for shares of common stock, par value $5.00 per share, of Western Resources ("Western Resources Common Stock") valued at $28.00 per share of KCPL Common Stock, subject to adjustment.

    Following such telephone conversation, on April 14, 1996 Mr. Jennings and the members of the KCPL Board received from Western Resources a letter (the "April 14 Letter") setting forth Western Resources' unsolicited merger proposal. In the letter, Western Resources proposed that KCPL and Western Resources merge in a transaction in which each holder of KCPL Common Stock would receive $28.00 worth of Western Resources Common Stock, subject to a "collar" limiting the amount of Western Resources Common Stock that holders of KCPL Common Stock would receive to no more than 0.985 share and no less than 0.833 share of Western Resources Common Stock for each share of KCPL Common Stock. Shortly after delivery of the April 14 Letter, Western Resources publicly announced its unsolicited merger proposal.

    On April 15, 1996, Western Resources filed an application with the State Corporation Commission of the State of Kansas seeking approval of Western Resources' proposed business combination with KCPL and a Petition to Intervene in the Merger.

    A meeting of the KCPL Board was held on April 19 and April 21, 1996 to consider Western Resources' proposal. At this meeting, the KCPL Board received presentations from KCPL's management and its financial and legal advisors. On April 21, the KCPL Board, based upon the presentations given, the advice received, and the considerations discussed at such meeting of the KCPL Board, determined that further exploration of the Western Resources proposal was not in the best interests of KCPL, its shareholders, its employees and its customers. Also on such date, the KCPL Board reaffirmed its approval of the Merger with UCU.

    On April 22, 1996, Mr. Jennings delivered to Mr. Hayes a letter stating that the KCPL Board had rejected Western Resources' proposal. Mr. Jennings also telephoned Mr. Hayes to inform him of the decision of the KCPL Board.

    On April 22, 1996, Western Resources announced that it intended to commence an unsolicited exchange offer, and that it had filed preliminary proxy materials for use in soliciting proxies from holders of KCPL Common Stock in opposition to the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. On the same day, Western Resources filed a registration statement on Form S-4 which included a preliminary prospectus (the "Western Resources Preliminary Prospectus") relating to Western Resources' unsolicited offer to exchange each outstanding share of KCPL Common Stock for an amount of Western Resources Common Stock. Pursuant to the Western Resources Preliminary Prospectus, Western Resources proposes to offer, upon the terms and subject to the conditions set forth in the Western Resources Preliminary
Prospectus and in a related Letter of Transmittal (together, the "Proposed Western Resources Offer"), to exchange less than a full share of Western Resources Common Stock for each outstanding share of KCPL Common Stock validly tendered on or prior to the Expiration Date (as defined in the Western Resources Preliminary Prospectus) of the Proposed Western Resources Offer and not properly withdrawn. Each such share would be entitled to receive a fraction of a share of Western Resources Common Stock equal to the Exchange Ratio, defined as the quotient (rounded to the nearest 1/100,000) determined by dividing $28.00 by the average of the high and low sales prices of the Western Resources Common Stock (as reported on the NYSE Composite Transactions reporting system as published in the Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive trading days ending with the second trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 0.833 nor greater than 0.985.

    According to the Western Resources Preliminary Prospectus, Western Resources intends, as soon as practicable after consummation of the Proposed Western Resources Offer, to seek to merge KCPL with and into itself pursuant to applicable law (the "Proposed Western Resources Merger").

    The Proposed Western Resources Offer is subject to numerous conditions. The Proposed Western Resources Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of KCPL Common Stock which will constitute at least ninety percent of the total number of outstanding shares of KCPL Common Stock on a fully diluted basis (as though all options or other securities convertible into or exchangeable for shares had been so converted, exercised or exchanged) as of the date the shares are accepted for exchange by Western Resources pursuant to the Proposed Western Resources Offer, (ii) approval of the issuance of shares of Western Resources Common Stock pursuant to the Proposed Western Resources Offer and the Proposed Western Resources Merger and approval of an amendment to the Western Resources articles of incorporation to increase the number of shares of Western Resources Common Stock authorized for issuance by the holders, voting as a single class, of a majority of the shares of Western Resources Common Stock and Western Resources preferred stock outstanding on the applicable record date and approval of the Proposed Western Resources Merger by the holders, voting as a single class, of a majority of the Western Resources preferred stock, (iii) Western Resources being satisfied, in its sole discretion, that the provisions of Section 351.407 of the MGBCL are inapplicable to Western Resources and the transactions contemplated by the Proposed Western Resources Offer or full voting rights for all shares to be acquired by Western Resources pursuant to the Proposed Western Resources Offer having been approved by the shareholders of KCPL pursuant to such statute, (iv) Western Resources being satisfied, in its sole discretion, that the provisions of Section 351.459 of the MGBCL will not prohibit for any period of time the consummation of the Proposed Western
Resources Merger or any other "Business Combination" (as defined in such statute) involving KCPL and Western Resources or any subsidiary of Western Resources, (v) the shareholders of KCPL not having approved the Merger Agreement with UCU, (vi) all regulatory approvals required to consummate the Proposed Western Resources Offer and the Proposed Western Resources Merger having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Western Resources board of directors reasonably determines in good faith will have or reasonably could expected to have a material adverse effect on Western Resources, KCPL and their respective subsidiaries taken as a whole, (vii) the receipt by Western Resources of a letter from its independent public accountants stating that the Proposed Western Resources Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable SEC regulations, (viii) Western Resources being satisfied, in its sole discretion, that it will be able to consummate the Western Resources Merger as a "short-form" merger pursuant to the provisions of Section 351.447 of the MGBCL and Section 17-6703 of the Kansas General Corporation Code immediately after consummation of the Proposed Western Resources Offer and (ix) all outstanding shares of KCPL Preferred Stock having been redeemed.

    The Joint Proxy Statement/Prospectus is modified as set forth herein.

                  YOUR VOTE IS IMPORTANT -- PLEASE VOTE TODAY

    Since the Merger between KCPL and UCU requires the affirmative vote of two-thirds of KCPL's outstanding shares, the vote of every shareholder is extremely important. A failure to vote has the same effect as a vote against the Merger. You are earnestly requested to vote FOR adoption of the Merger by signing, dating and returning the enclosed WHITE proxy card today. Even if you have sold your shares since the April 3, 1996 record date, as the holder of record you are still entitled to exercise your right to vote and we urge you to do so.

                                          By Order of the Board of Directors

                                          [SIG]

                                          Jeanie Sell Latz
                                          SECRETARY

Dated: April 29, 1996